BYLAWS

OF

GOLD COAST MINING CORP

I.

SHAREHOLDER'S MEETING

. 01 Annual Meetings.

The annual meeting of the shareholders of this Corporation, for the purpose of election of Directors and for such other business as may come before it, shall be held at the registered office of the Corporation, or such other places. either within or without the State of Nevada, as may be designated by the notice of the meeting, on the third week in January of each and every year, at 1:00 P.IIL, commencing in 1998, but in case such day shall be  a legal holiday, the meeting shall be held at the same hour and place on the next succeeding day not a holiday .

• 02 Special Meeting.

Special meetings of the shareholders of this Corporation may be called at any time by the  holders of ten percent  (10%) of the voting shares of the Corporation, or by the president, or by the Board of Directors or a majority thereof. No business shall be transacted at any special meeting of shareholders except as is specified in the notice calling for said meeting. The Board of directors  may designate any place either within or without the

State of Nevada. as the place of any .special meeting called by the president or the Board of Directors, and special meetings called at the request of shareholders, shall be held at such place in the State of Nevada, as may be determined by the Board of Directors and placed in the notice of such meeting .

• 03 Notice of Meeting.

Written notice of annual or special meetings of shareholders stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given by the secretary or persons authorized to call the meeting to each shareholder of record entitled to vote at the meeting. Such notice shall be given not less than ten (10) nor more than fifty (50) days prior to the date of the meeting, and such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his/her address as it appears on the stock transfer books of the Corporation.

•04 Waiver of Notice.

Notice of the time, place, and purpose of any meeting may be waived in writing and will be waived by any shareholder by his/her attendance thereat in person or by proxy. Any shareholder so waiving shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

•05 Quorum and Adjourned Meetings.

A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. A majority of the shares represented at a meeting, even if less than a quorum. may adjourn the meeting from. time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave les. than a quorum .

• 06 Proxies.

At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his/her duly authorized attorney in fact. Such proxy shall be filed with the secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven (ll) months from the date of its execution, unless otherwise provided in the proxy .

• 07 Voting of Shares.

Except as otherwise provided in the Ankles of 1ncozpar:ation or in these Bylaws, every shareholder of record shall have the right at every shareholder's meeting to one (1) vote for every share standing in his/her name on the books of the Corporation, and the affirmative vote of a majority of the shares represented at a meeting and entitled to vote thereat shall be necessary for the adoption of a motion or for the determination of all questions and business which shall come before the meeting.

II.

DIRECTORS.

•01 General Powers.

The business and affairs of the Corporation shall be managed by its Board of Directors.

•02 Number. Tenure and Qualifications.

The number of Directors of the Corporation shall be not less than one nor mote than five. Each Director shall hold office until the next annual meeting of shareholders and until his/her successor shall have been elected and qualified. Directors need not be residents of the State of Nevada are shareholders of the Corporation.

•03 Election.

The Directors shall be elected by the shareholders al their annual meeting each year, and if for any cause the Directors shall not have been elected at an annual meeting, they may be elected at a special meeting of shareholders called far that purpose in the manner provided by these Bylaws .

• 04 Vacancies.

In case of any vacancy in the Board of Directors, the .remaining Director, whether constituting a quorum or not, may elect a successor to hold office for the unexpired portion of the terms of the Director whose place shall be vacant, and until his/her successor shall have been duly elected and qualified.

•05 Resignation.

Any Director may resign at any time by delivering written notice to the secretary of the Corporation.

•06 Meetings

At any annual, special or regular meeting of the Board of Directors, any business may be transacted, and the Board may exercise all of its powers. Any such annual. special or regular meeting of the Board of Directors of the Corporation may be held outside of the State of Nevada, and any member ar members of the Board of Directors of the Corporation may participate in any such meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same rime; the participation by such means shall constitute presence in person at such meeting.

A. Annual Muting of Directors.

Annual meetings of the Board of Directors shall be held immediately after the annual shareholders' meeting or at such rime and place as may be determined by the Directors. No notice of the annual meeting of the Board of Directors shall be necessary.

B. Special Meetings.

Special meetings of the Directors shall be called at any time and pl.oce upon the call of the president or any Director. Notice of the time and place of each special meeting shall be given by the secretary, or the persons calling the meeting, by mail, radio, telegram, or by personal communication by telephone or otherwise at least on .. (\) day in advance of the time of the meeting. The purpose of the meeting need not be given in the notice. Notice of any special meeting may be waived in writing or by telegram (either before: or after such meeting) and will be waived. by any Director-in attendance at such meeting.

C. Regular Meetings of Directors.

Regular meetings of the Board of Directors shall be held at such place and on such day and hour as shall from time to time be fixed by resolution of the Board of Directors. No notice of regular meetings of the Board of Directors shall be necessary.

• 07 Quorum and Voting.

A majority of the Directors presently in office shal1 constitute a quorum far all purposes, but a lesser number may adjourn any meeting, and the meeting may be held as adjourned without further notice. At each meeting of the Board at which a quorum is present, the act of a majority of the Directors present at the meeting shall be the act of the Board of Directors. The Directors present at a duly organized meeting may continue to transact business Wltil adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

•08 Compensation.

By resolution of the Board of Directors, the Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid • fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director from serving the corporation in any other capacity and receiving compensation therefor .

• 09 Presumption of Assent.

A Director of the corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his/her dissent shall be entered in the minutes of the meeting or unless he/she shall file his/her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Corporation immediately after the adjournment  of the meeting. Such right to dissent shall Dot apply to a Director who voted in favor of such action..

•10 Executive and Other Committees.

The Board of Directors, by resolution  adopted by a majority of the full  Board of Directors, may designate from among its members an executive committee and one of more other committees, each of which. to the extent provided in such resolution, shall have and may exercise all the authority of the Board of Directors. but no such committee shall have the authority of the Board of Directors, in reference to amending the Articles of Incorporation, adoption ii1 plan of merger or consolidation, recommending to the shareholders the sale, lease, exchange, or other disposition of all of substantially all the property and assets of the dissolution of the corporation or a revocation thereof, designation of any such committee and the delegation thereto of authority shall not operate to relieve any member of the Board of Directors of any responsibility imposed by law .

• 11 Chairman of Board of Directors

The Board of Directors may, in its discretion elect a chairman of the Board of Directors from its members; and, if chairman has been elected, he/she shall, when present, preside at all meetings of the Board of Directors and the shareholders and shall have such other powers as the Board may prescribe. .

•12  Removal

Directors may be removed from office with or without cause by a vote of shareholders holding a majority of the shares entitled to vote at an election of Directors.

III. ACTIONS BY WRITTEN CONSENT.

Any corporate action required by the Articles of Incorporation . Bylaws, or the laws under which this Corporation is formed, to he voted upon or approved at a duly called meeting of the Directors or shareholders may be accomplished without a meeting if a written memorandum of the respective Directors or shareholders, setting forth the action so taken. shall be signed by all the Directors or shareholders  as the case may be.

IV. OFFICERS .

•01 Officers Designated.

The Officers of the corporation shall be president, one or more vice presidents (the number thereof to be determined by the Board of Directors), a secretary and a treasurer, each of whom shall be elected by the Board of Directors. Such other Officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any Officer may be held by the same person, except that in the event that the Corporation shall have mote than one director, the offices of president and secretary shall be held by different persons .

• 02 Election,  Qualification and Term of Office.

Each of the Officers shall be elected by the Board of Directors. None of said Officers except the president need be a Director, but a vice president who is not a Director cannot succeed to or fill the office of president. The Officers shall be elected by the Board of Directors. Except as hereinafter provide, each of said Officers shall hold office from the date of his/her election until the next annual meeting of the Board of Directors and until his/her successor shall have been duly elected and qualified

•03 Powers and Duties.

The powers and duties of the respective corporate Officers shall be as follows:

A. President

The president shall be the chief executive Officer of the Corporation and, subject to the direction and control of the Board of Directors, shall have general charge and supervision over its property, business, and affairs. He/she shall, unless a Chairman of the Board of Directors baa been elected and is present, preside at meetings of the shareholders and the Board of Directors.

B. Vice President.

In the absence of the president or his/her inability to act, the senior vice president shall act in his place and stead and shall have all the powers and authority of the president, except as limited by resolution of the Board of Directors.